FIRST AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of November 30, 2010, to the Transfer Agent Servicing Agreement, dated as of February 23, 2009 (the "Agreement"), is entered into by and between MADISON INVESTMENT ADVISORS, LLC f/k/a MADISON MOSAIC, LLC (“Madison”) on behalf of Madison Mosaic Equity Trust, Madison Mosaic Income Trust, Madison Mosaic Government Money Market Trust and Madison Mosaic Tax-Free Trust and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USB Fund Services").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, Madison and USB Fund Services desire to amend the Agreement to reference a name change; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW THEREFORE, Madison and USB Fund Services agree as follows:

Effective November 30, 2010, the name Madison Mosaic, LLC was changed to Madison Investment Advisors, LLC.  Accordingly, all references to Madison Mosaic, LLC shall be replaced with Madison Investment Advisors, LLC.
.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MADISON INVESTMENT ADVISORS, LLC ON BEHALF OF

MADISON MOSAIC INCOME TRUST
MADISON MOSAIC TAX-FREE TRUST
MADISON MOSAIC EQUITY TRUST
MADISON MOSAIC GOVERNMENT MONEY MARKET TRUST

By:  /s/ Holly S. Baggot
Name: Holly S. Baggot
Title: Vice President

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael R. McVoy
Name: Michael R. McVoy
Title: Executive Vice President

11/30/10